UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 27, 2005

Southwall Technologies Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-15930 (Commission File Number)	94-2551470 (I.R.S. Employer Identification No.)

3975 East Bayshore Road
Palo Alto, California 94303
(Address of principal executive offices)

(650) 962-9111
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On November 10, 2005, Southwall Technologies Inc. ("Southwall") issued a press release announcing that Peter E. Salas joined its Board of Directors as of October 27, 2005. It is unknown at this time on which committees of the Board of Directors Mr. Salas will serve.

Mr. Salas is the President of Dolphin Asset Management Corporation and controls, through associated entities, Dolphin Direct Equity Partners, LP (“Dolphin”). On February 24, 2004, pursuant to an Amended and Restated Investment Agreement dated February 20, 2004, Dolphin purchased $1.5 million of convertible notes (the "Convertible Notes") from Southwall. On December 31, 2004, Dolphin elected to convert all outstanding principal of, and accrued but unpaid interest on, the Convertible Notes into shares of Southwall's Series A 10% Cumulative Preferred Stock ("Series A Stock"). The Convertible Notes by their terms were convertible at the option of Dolphin at a rate of one share for each $1.00 of principal or interest converted. The Convertible Notes were converted into 1,630,833 shares of Series A Stock.

The shares of Series A Stock have a stated value of $1.00 per share and are entitled to cumulative dividends of 10% per year, payable at the discretion of Southwall's board of directors. Each share of Series A Stock is convertible at any time at the option of the holder into a number of shares of common stock equal to the sum of its stated value plus any accumulated but unpaid dividends, divided by the conversion price of the Series A Stock. The conversion price of the Series A Stock is $1.00 per share and is subject to adjustment in the event of any stock dividend, stock split, reverse stock split or combination affecting such shares. The shares of Series A Stock also have anti-dilution protection that adjusts the conversion price downwards using a weighted-average calculation in the event Southwall issues certain additional securities at a price per share less than the closing price per share of the common stock. Each share of Series A Stock was initially convertible into one share of common stock.

So long as any shares of Series A Stock are outstanding, unless all accrued dividends have been paid, Southwall is generally prohibited from taking certain actions. Except for certain matters with respect to which the approval of the holders of a majority of the Series A Stock voting separately as a class is required, the holders of the Series A Stock have no voting rights. Upon a liquidation or dissolution of Southwall (and for these purposes a sale of all or substantially all of Southwall's assets or the acquisition of Southwall by another entity are considered liquidation events), the holders of the Series A Stock are entitled to be paid a liquidation preference equal to $1.00 per share plus accumulated but unpaid dividends, out of assets legally available for distribution to stockholders. The shares of Series A Stock are not redeemable.

In connection with the sale of the Convertible Notes, Southwall issued warrants to purchase shares of its common stock to Dolphin. On November 24, 2004, Dolphin exercised all of the warrants to purchase a total of 4,627,179 shares of Southwall's common stock. The exercise price was $0.01 per share of common stock. In exercising the warrants, Dolphin paid $46,271.79 in cash as the exercise price.

For a more complete description of the Amended and Restated Investment Agreement, terms of the shares of Series A Stock and the other transactions referenced above, please refer to Southwall's definitive proxy statement filed with the Securities and Exchange Commission on September 14, 2004, which is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits

(c)	Exhibits.

Exhibit No.:	Description:
Exhibit 99.1	Press Release, dated November 10, 2005, issued by Southwall Technologies Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHWALL TECHNOLOGIES INC.

	By:	/s/ Thomas G. Hood
Thomas G. Hood
Chief Executive Officer
Date: November 10, 2005